EXHIBIT (a)(1)(vii)

REMINDER COMMUNICATION TO ELIGIBLE ESS EMPLOYEES

Internal Communication

     The ESS Stock Option Exchange program is currently underway and will end on December 27, 2004 at 5:00 p.m. Pacific (California) Time, unless the offer is extended.

     If you wish to participate in the ESS Stock Option Exchange program you must submit (and we must receive) your election at any time before 5:00 p.m. Pacific (California) Time on December 27, 2004, by

1.	sending a completed Election Form to us by facsimile at (510) 492-1388, or

2.	sending through interoffice mail, regular mail or courier a completed Election Form to

Attn: Jayme Vieth (Receptionist)
ESS Technology, Inc.
48401 Fremont Blvd.
Fremont, California 94538

unless this offer is extended, in which case we will accept your options by the deadline of the expiration of the extended period. If you do not submit and we do not receive an election by this deadline, you will forfeit your right to participate in this Stock Option Exchange program. The most current election submitted and received by our office before the above deadline will be the one considered for the acceptance to exchange.

     If you have any questions regarding the program you may contact the Stock Administrator at (510) 492-1377 or stockadmin@esstech.com.